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                                                                  Exhibit (j)(a)

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effectve Amendment No. 32 to the Registration Statement No. 2-80751 of the Metropolitan Series Fund, Inc. of our report dated February 15, 2002, appearing in the annual report to shareholders of State Street Research Investment Trust Portfolio, State Street Research Diversified Portfolio, State Street Research Aggressive Growth Portfolio, MetLife Stock Index Portfolio, Putnam International Stock Portfolio, Janus Mid Cap Portfolio, T. Rowe Price Small Cap Growth Portfolio, Scudder Global Equity Portfolio, Harris OakmarkLarge Cap Value Portfolio, Neuberger Berman Partners Mid Cap Value Portfolio, T. Rowe Price Large Cap Growth Portfolio, Lehman Brothers Aggregate Bond Index Portfolio, Morgan Stanley EAFE Index Portfolio, Russell 2000 Index Portfolio, Putnam Large Cap Growth Portfolio, State Street Research Aurora Portfolio, (formerly the State Street Research Aurora Small Cap Value Portfolio), Janus Growth Portfolio, Franklin Templeton Small Cap Growth Portfolio, and the Metlife Mid Cap Stock Index Portfolio for the year ended December 31, 2001 and to to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 12, 2002